Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the the Registration Statement on Form S-3 (No. 333-183554) and Form S-8 (No. 333-172371) of Demand Media, Inc. of our report dated March 5, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/         PricewaterhouseCoopers LLP
Los Angeles, California
March 5, 2013